EXHIBIT 77(I)

Class R Shares
1.	Class-Specific Distribution Arrangements;
Other Expenses
         Rule 12b-1 Distribution Fees.   Class R shares
are subject to a Rule 12b-1 distribution fee as
approved from time to time by the Trustees and set
forth in the Trusts Prospectus, relevant portions of
which are incorporated herein by reference.  All
other terms and conditions with respect to Rule 12b-
1 fees shall be governed by the Rule 12b-1 Plan
adopted by the Trust with respect to such fees and
Rule 12b-1 of the 1940 Act.  The Rule 12b-1
distribution fees are payable at an annual rate of
0.25% of each Portfolios (other than the Old Mutual
TS&W Small Cap Value and Cash Reserves Funds)
average daily net assets attributable to Class R
shares.  The Rule 12b-1 distribution fee will be
paid to the Trusts distributor as compensation for
services provided and expenses incurred in
connection with the offering and sale of Class R
shares of the Trust, which may include, without
limitation, payment by the Trusts distributor of all
or a portion of the Rule 12b-1 fees to Service
Providers for providing services in connection with
the offering and sale of Class R shares, interest
and other financing costs, and such other
distribution-related activities identified in Rule
12b-1, as it may be amended from time to time.  The
Trust, on behalf of the applicable Portfolio, will
make monthly payments to Trusts distributor under
the Rule 12b-1 Plan based on the average net asset
value of Class R shares.
         Service Fees.   Class R shares are subject to
Service Fees as approved from time to time by the
Trustees and set forth in the Trusts Prospectus,
relevant portions of which are incorporated herein
by reference.  All other terms and conditions with
respect to the Service Fees shall be governed by the
Service Plan adopted by the Trust with respect to
such fees and Rule 12b-1 of the 1940 Act.  The
Service Fees are payable at an annual rate of 0.25%
of each Portfolios average daily net assets
attributable to Class R shares.  The Service Fees
will be paid to the Trusts distributor as
compensation for providing or arranging for the
provision by Service Providers of personal
shareholder services and/or account maintenance
services to shareholders or to the underlying
beneficial owners of Class R shares.  All or a
portion of the Service Fees may be made to the
Trusts distributor to compensate it for
administering the Service Plan, or for providing the
services contemplated therein.  The Trust, on behalf
of the applicable Portfolio, will make monthly
payments to Service Providers and/or the Trusts
distributor under the Service Plan based on the
average net asset value of Class R shares that are
serviced or supported by such Service Providers or
distributor.
2.	Voting Rights
         Each Class R shareholder will have a vote
equal to the economic value of their Class R Shares
held.  Class R shareholders will be entitled to vote
on issues relating to Class R Service Fees
(including any service plan for Class R), and on
other matters submitted to shareholders in which the
interests of Class R differ from the interests of
any other class.
3.	Conversion Rights
         Class R Shares do not have a conversion
feature.


Institutional Class Shares
1. 	Class-Specific Distribution Arrangements;
Other Expenses
         Institutional Class Shares are sold without a
sales charge and are not subject to any Rule 12b-1
fees or Service Fees.
2. 	Voting Rights
         Each Institutional Class shareholder will have
a vote equal to the economic value of their
Institutional Class Shares held.  Institutional
Class shareholders will be entitled to vote on
issues relating to Institutional Class Rule 12b-1
expenses, if any (including any Rule 12b-1 Plan),
and on other matters submitted to shareholders in
which the interests of Institutional Class differ
from the interests on any other class.
3.  	Conversion Rights
         Institutional Class Shares that are purchased pursuant to a letter of intent shall convert to Class Z shares if the purchaser fails to purchase the full amount of the letter of intent commitment, as set forth in the Prospectus. The conversion shall be effected on the basis of the relative net asset values of the two classes without the imposition of any sales load or other charge.
         Institutional Class Shares that are not
purchased in the manner described in the preceding paragraph do not have a conversion feature.